Exhibit 10(aa)

Handleman Company

Defined Contributions Supplemental Executive Retirement Plan

(United States)

As of November 1, 2006, the amounts accrued in the Handleman Company Supplemental Executive Retirement Plan (“SERP”) were frozen for all participants (pay grades 8 and above were eligible to participate). Handleman Company will be offering a new non-qualified defined contribution plan (the “DC SERP”), and only those employees with pay grades of 12 and above who were hired prior to the freeze date of November 1, 2006 will be eligible. After November 1, 2006, only those new hires with pay grades 13 and above will be eligible for the DC SERP. Overall, this change in plan program reduces the number of actively accruing eligible participants from approximately 70 to approximately 10 participants.

The new DC SERP contribution will be based on pay grade. These benefits increase as an account balance, which means the total value in dollars are like a savings account. Participants will select from an array of investment options and three-year vesting from date of hire will apply to the account.

The first allocation is prorated for the period of May 1, 2007 through December 31, 2007. Thereafter, an annual contribution will be made on a calendar year basis. The table below indicates the contribution rate based on the pay grade of the employee.

DC SERP Account Contribution

Pay Grade	Percent of Total Compensation
12*	3%
13	5%
15	7%
17	9%
19	12%

*	Only pay grade 12 at the Freeze Date will continue into the new DC SERP

A complete Handleman Company Defined Contributions Supplemental Executive Retirement Plan (United States) document is not available at this time, but will be filed when the document is executed and prior to the first contribution, which is anticipated to be made in January of 2008.